NEWS RELEASE

Rick Byrd to Retire from BD

FRANKLIN LAKES, N.J. (April 9, 2026) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced that Richard (Rick) Byrd has informed the company of his intent to retire after nearly 25 years with BD.
Byrd is currently executive vice president and president of the Interventional Segment at BD, a position he has held since September 2022. During his tenure, Byrd held several leadership roles including worldwide president of Medication Delivery Solutions and worldwide president of Preanalytical Systems. Prior to joining BD in 2004, Byrd held various leadership and engineering positions across the medical device and advanced technology sectors.

“Over his long career, Rick has led his teams to deliver meaningful results for BD – strengthening our portfolio, elevating our operational rigor and advancing BD’s role as a global healthcare leader,” said Tom Polen, chairman, CEO and president of BD. “Rick has driven impact across multiple segments, including expanding BD’s leadership in Vascular Access Management, advancing our ‘One‑Stick Hospital Stay’ vision and leading critical manufacturing scale‑up efforts during the COVID-19 pandemic. We thank Rick for his many contributions to BD and wish him all the best in his retirement.”

Byrd will remain in his role through June. BD intends to name a successor prior to Byrd’s retirement date.

“What has inspired me most throughout my time at BD is the people – the teams who show up every day committed to driving the future of care and improving outcomes for patients everywhere,” Byrd said. “I'm incredibly proud of the meaningful work we’ve accomplished together and am confident that BD will continue to deliver on its purpose of advancing the world of health.”

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About BD
BD is one of the world’s largest pure-play medical technology companies with a Purpose of advancing the world of health™ by driving innovation across medical essentials, connected care, biopharma systems and interventional. The company supports those on the frontlines of healthcare by developing transformative technologies, services and solutions that optimize clinical operations and improve care for patients. Operating across the globe, with more than 60,000 employees, BD delivers billions of products annually that have a positive impact on global healthcare. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase clinical efficiency, improve safety and expand access to healthcare. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X @BDandCo or Instagram @becton_dickinson.

Contacts:
Media	Investors
Megan Dubrowski Senior Director, Executive Communications Megan.Dubrowski@bd.com	Shawn Bevec SVP, Investor Relations Investor_Relations@bd.com